Exhibit 99.1

LRAD® Corporation Reports Fiscal Year 2018 Financial Results

o	Revenues Increased 29%

o	Record Bookings of $36.5 million

o	Record Backlog of $23.6 million

o	Board of Directors Authorizes New $5.0 Million Share Repurchase Program

SAN DIEGO, CA – December 13, 2018 - LRAD Corporation (NASDAQ: LRAD), a global leader in long range voice broadcast systems, advanced mass notification systems, and distributed recipient software solutions, today announced financial results for its fiscal year ended September 30, 2018.

“Revenues in fiscal year 2018 increased 29% from fiscal 2017 to $26.3 million,” remarked Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “The revenues came in under our expectations when $4.7 million in scheduled September shipments were delayed due to unexpected government funding issues primarily in one Asia Pacific country. We expect the government funding issues will be resolved and the orders to ship in fiscal Q2 and Q3 of 2019.”

Fiscal Year 2018 Financial Summary

●	Revenues: Fiscal year 2018 revenues totaled $26.3 million, compared to $20.3 million in fiscal year 2017.

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The 29% increase in revenues was primarily driven by increases of 24% and 16% in the acoustic hailing device (“AHD”) and mass notification (“MN”) business segments, respectively, and a $1.5 million partial-year contribution from Genasys Holdings S.L. (“Genasys”).

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Domestic revenues increased 102% while international revenues decreased 11% due to the aforementioned shipment delays caused by unexpected government funding issues primarily in one Asia Pacific country.

●	Net Loss: The Company reported a net loss of $3.7 million, or $0.12 per share, for fiscal 2018, compared with a net loss of $877,000, or $0.03 per share, in fiscal 2017.

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Net loss was higher in fiscal 2018 due largely to the previously announced $2.4 million non-cash income tax expense related to a reduction in the value of the Company’s deferred tax asset, which resulted from the reduction to the U.S. corporate income tax rate for the calendar year ended December 31, 2018.

o	Gross profit margin was 48.4%, compared to 50.6% in the prior fiscal year, largely due to higher manufacturing facility expenses associated with overlapping lease payments at two facilities.

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Operating expenses increased $3.1 million, or 28%, from fiscal 2017, primarily due to $1.2 million of Genasys’ operations, acquisition related costs of $371,000, $352,000 of computer systems related expenses, and $239,000 of facility expenses due to the Company’s relocation to a larger facility and the overlap of leases.

●	Balance Sheet: Cash and cash equivalents totaled $11.1 million at September 30, 2018, down from $12.8 million at September 30, 2017.
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Lower cash and cash equivalents were primarily due to $2.4 million of cash outlays to acquire Genasys Holdings in January 2018, $1.2 million to pay down Genasys’ promissory notes, and $725,000 used for Company stock repurchases, partially offset by $2.4 million of proceeds from the exercise of stock options.

o	Working capital totaled $21.1 million at September 30, 2018, compared to $25.4 million at September 30, 2017. The reduction in working capital was primarily due to the acquisition of Genasys.

“Fiscal 2018 was a year of investment and transition for the Company as we made our first acquisition by purchasing Genasys, a leading distributed recipient software solutions provider, we relocated to a facility with more engineering and manufacturing space to support current and expected business growth, and we implemented a new ERP system to streamline our business processes,” Danforth added. “While making these investments, we grew bookings to a record $36.5 million, up 29% compared to last fiscal year, resulting in a record backlog of $23.6 million at September 30, 2018, almost double last fiscal year’s backlog.”

Select Fiscal Year 2018 Operating and Business Highlights

●	Announced our largest domestic order to date, an $11.0 million U.S. Army Program of Record order that is part of a larger AHD requirement.

●	Acquired Genasys, a leading software provider of advanced location-based mass messaging solutions for emergency warning systems and workforce management.

●	Received $5.4 million in AHD orders from Southeast Asia for public safety, law enforcement, defense, border, and maritime security applications.

●	Announced $5.3 million in other U.S. Military and Government AHD, spares, and accessories orders for the U.S. Army, Navy, Air Force, Marine Corps, and State Department.

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Announced $2.5 million in mass notification orders for LRAD 360-XT systems integrated with a gas detection alarm and LRAD’s solar power option, and a Federal Emergency Management Agency (“FEMA”) funded critical infrastructure project.

●	Moved into a facility with expanded engineering and manufacturing capacity to support current and expected future business growth.

●	Repurchased 286,746 shares of LRAD common stock for $725,445, or $2.53 per share. $3.2 million remains on the buyback program as of September 30, 2018.

The Company’s Board of Directors recently authorized a new share repurchase program, under which the Company may repurchase up to $5 million of its outstanding shares of common stock through December 31, 2020. The new program will take effect when the current repurchase program expires.

“Since joining the Company two years ago, we have grown revenues 24% in fiscal 2017, 29% in fiscal 2018, and we expect revenue growth to accelerate in fiscal 2019,” concluded Danforth. “Based on our $23.6 million backlog at September 30, 2018, the strength of the current bookings forecast, and our substantial business pipeline, we expect positive cash flow, profitability, and record fiscal year revenues in 2019.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

The Company may repurchase shares in open market transactions or under Rule 10b5-1 trading plans from time to time in its discretion, based on ongoing assessments of the Company’s capital needs, the market price of its common stock and general market conditions. Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices or under one or more trading plans adopted to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company will carry out all such repurchase transactions in compliance with Rule 10b-18 under the Exchange Act and other applicable laws, rules and regulations.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal year 2018 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.390.3967, or international at 862.298.0702. A webcast will also be available at the following link:

https://www.webcaster4.com/Webcast/Page/1375/28649.

A replay of the call will be available approximately four hours after the call concludes and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lrad.com.

About LRAD Corporation

The Company's proprietary Long Range Acoustic Devices® and advanced Genasys™ mass notification systems and mobile alert solutions are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives.

LRAD systems are in service in 72 countries around the world in diverse applications including mass notification, defense, law enforcement, public safety, homeland and border security, critical infrastructure protection, fire rescue, incident management, maritime and port security, and wildlife control and preservation. For more information, please visit LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2017. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation and Subsidiary
Condensed Consolidated Statements of Operations
(000's omitted except share and per share amounts)

	Three months ended		Years ended
	September 30,		September 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)

Revenues	$3,296	$7,501	$26,307	$20,314
Cost of revenues	2,248	3,090	13,567	10,036
Gross profit	1,048	4,411	12,740	10,278

Operating expenses:
Selling, general and administrative	3,082	2,687	10,693	8,586
Research and development	859	641	3,523	2,500
Total operating expenses	3,941	3,328	14,216	11,086

(Loss) income from operations	(2,893)	1,083	(1,476)	(808)
Other income and expense, net	33	34	107	129
(Loss) income before income taxes	(2,860)	1,117	(1,369)	(679)
Income tax (benefit) expense	(418)	951	2,376	198
Net (loss) income	$(2,442)	$166	$(3,745)	$(877)

Net (loss) income per common share - basic and diluted	$(0.07)	$0.01	$(0.12)	$(0.03)
Weighted average common shares outstanding:
Basic and diluted	33,020,947	31,955,209	32,492,645	31,855,430

LRAD Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(000's omitted)

	September 30,
	(unaudited)
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$11,063	$12,764
Short-term marketable securities	3,592	4,360
Restricted cash	404	-
Accounts receivable, net	2,786	5,682
Inventories, net	6,734	5,257
Prepaid expenses and other	3,091	983
Total current assets	27,670	29,046
Long-term marketable securities	1,201	711
Long-term restricted cash	340	40
Deferred tax assets, net	5,957	8,331
Property and equipment, net	2,449	510
Goodwill	2,446	-
Intangible assets, net	1,557	56
Prepaid expenses and other - noncurrent	241	164
Total assets	$41,861	$38,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,083	$1,112
Accrued liabilities	3,200	2,562
Notes payable, current portion	297	-
Total current liabilities	6,580	3,674

Notes payable, less current portion	53	-
Other liabilities, noncurrent	1,739	-
Total liabilities	8,372	3,674

Total stockholders' equity	33,489	35,184
Total liabilities and stockholders' equity	$41,861	$38,858